Exhibit 16.1

March 7, 2023

Securities and Exchange Commission

100 F Street N.E.

Washington, District of Columbia 20549

Ladies and Gentlemen:

We have read item 4.01 on Form 8-K dated March 7, 2023 of Carisma Therapeutics Inc. (formerly known as Sesen Bio, Inc.) and are in agreement with the statements contained in the paragraphs within section (a) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP